Exhibit 3.150

Natalie E. Tennant Secretary of State 1900 Kanawha Blvd E. Bldg 1, Suite 157-K Charleston, WV 25305 FILE ONE ORIGINAL (Two if you want a filed stamped copy returned to you) FEE: $100.00	CERTIFICATE OF WEST VIRGINIA LIMITED PARTNERSHIP	Penney Barker, Manager Corporations Division Tel: (304)558-8000 Fax: (304)558-8381 www.wvsos.com Hrs: 8:30 a.m. - 5:00 p.m. ET Control #

We, the undersigned, hereby form a Limited Partnership under the provisions of West Virginia Code §47-9.

1.	The name of the limited partnership is:

2.	The address of the principal office is:

3.	The principal mailing address is:

4.	The address of the office in West Virginia at which a list of names and addresses of the limited partners and their capital contributions will be kept is:

5.	The name and mailing address to whom service of process is to be sent, if any is:

6.	The general character of the business in which the partnership engages is:

7.	The name and the business address of each general partner is: (information is required for each general partner) Attach additional pages if necessary.

	Name	Mailing Address

Form LP-1	Issued by the Office of the Secretary of State

West Virginia Certificate of Limited Partnership	Page 2

8.	Any other matters the partners determine to include in the certificate are: (add extra page if needed)

9.	Business E-mail address where correspondence can be received:

10.	Contact and Signature Information: (Must be signed by each and every general partner: WV Code §47-9-11)

We, the undersigned general partners, do hereby affirm under penalty of perjury that the partnership has determined to form a limited partnership under the provisions of West Virginia Code Chapter 47, Article 9, and that the facts stated herein are true to the best of our knowledge.

Date	Name of Partner (Type or Print)	Signature

Contact person to reach in case there is a problem with filing:

Phone #:

Form LP-1	Issued by the Office of the Secretary of State